Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259826

PROSPECTUS SUPPLEMENT NO. 3
(to prospectus dated April 5, 2022)

CELLEBRITE DI LTD.

171,729,210 Ordinary Shares
9,666,667 Warrants to Purchase Ordinary Shares
29,666,667 Ordinary Shares Underlying Warrants

This prospectus supplement amends and supplements the prospectus dated April 5, 2022 (the “Prospectus”) which forms a part of our Registration Statement on Form F-1, as amended and supplemented, including by Post-Effective Amendment No. 1 thereto (Registration Statement No. 333-259826). This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the GAAP financial statements tables contained in our report of foreign private issuer on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on August 11, 2022 (the “Form 6-K”). Such tables from the Form 6-K are attached to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares, with par value of NIS 0.00001 per share (“Ordinary Shares”), and warrants to purchase Ordinary Shares (“Warrants”) are traded on The Nasdaq Global Market (“Nasdaq”) under the symbol “CLBT” and “CLBTW,” respectively. The last reported sale price of the Ordinary Shares on August 10, 2022 was $5.67 per share, and the last reported sale price of the Warrants on August 10, 2022 was $0.96 per warrant, as reported on Nasdaq.

You should read the Prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 12 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 11, 2022.

Cellebrite DI Ltd.
Second Quarter 2022 Results Summary
(U.S Dollars in thousands)
	For the three months ended		For the six months ended
	June 30,		June 30,
	2022	2021	2022	2021
	Unaudited	Unaudited	Unaudited	Unaudited

Revenue	62,573	59,168	124,958	112,451
Gross profit	49,475	49,100	100,877	94,184
Gross margin	79.1%	83.0%	80.7%	83.8%
Operating (loss) income	(5,599)	8,221	(7,545)	12,608
Operating margin	(8.9)%	13.9%	(6.0)%	11.2%
Cash flow from operations	(4,073)	13,942	(14,610)	13,818

Cellebrite DI Ltd.
Condensed Consolidated Balance Sheets
(U.S. Dollars in thousands)

	June 30,	December 31,
	2022	2021
	Unaudited	Audited
Assets
Current assets
Cash and cash equivalents	$89,181	$145,973
Marketable securities	32,435	—
Short-term deposits	18,394	35,592
Trade receivables (net of allowance for doubtful accounts of $1,500 and $1,040 as of June 30, 2022 and December 31, 2021, respectively)	66,746	67,505
Prepaid expenses and other current assets	11,665	12,818
Contract acquisition costs	4,601	4,813
Inventories	8,116	6,511
Total current assets	231,138	273,212

Non-current assets
Other non-current assets	1,826	1,958
Marketable securities	25,335	—
Deferred tax assets, net	12,038	9,800
Property and equipment, net	17,775	16,756
Intangible assets, net	9,901	11,228
Goodwill	26,829	26,829
Total non-current assets	93,704	66,571

Total assets	$324,842	$339,783

Liabilities and shareholders’ equity (deficiency)

Current Liabilities
Trade payables	$3,775	$9,546
Other accounts payable and accrued expenses	47,453	54,044
Deferred revenues	121,645	122,983
Total current liabilities	172,873	186,573

Long-term liabilities
Other long term liabilities	6,580	9,537
Deferred revenues	35,476	36,426
Restricted Sponsor Shares liability	22,600	44,712
Price Adjustment Shares liability	37,798	79,404
Derivative warrant liabilities	25,457	56,478
Total long-term liabilities	127,911	226,557

Total liabilities	$300,784	$413,130

Shareholders' equity (deficiency)
Share capital	*)	*)
Additional paid-in capital	(141,921)	(153,072)
Treasury stock, NIS 0.00001 par value; 41,776 ordinary shares	(85)	(85)
Accumulated other comprehensive income	(1,009)	1,372
Retained earnings	167,073	78,438
Total shareholders' equity (deficiency)	24,058	(73,347)

Total liabilities and shareholders’ equity (deficiency)	$324,842	$339,783

*) Less than 1 USD

Cellebrite DI Ltd.
Condensed Consolidated Statements of Income
(U.S Dollars in thousands, except share and per share data)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2022	2021	2022	2021
	Unaudited	Unaudited	Unaudited	Unaudited

Revenue:
Subscription services	$36,446	$29,870	$70,387	$58,844
Term-license	13,395	11,588	27,653	23,135
Total subscription	49,841	41,458	98,040	81,979
Perpetual license and other	4,200	10,382	10,300	18,125
Professional services	8,532	7,328	16,618	12,347
Total revenue	62,573	59,168	124,958	112,451

Cost of revenue:
Subscription services	4,576	2,192	8,112	4,674
Term-license	178	538	368	895
Total subscription	4,754	2,730	8,480	5,569
Perpetual license and other	3,256	1,816	5,498	2,876
Professional services	5,088	5,522	10,103	9,822
Total cost of revenue	13,098	10,068	24,081	18,267

Gross profit	$49,475	$49,100	$100,877	$94,184

Operating expenses:
Research and development	19,675	15,388	39,251	30,281
Sales and marketing	24,892	18,509	48,151	35,027
General and administrative	10,507	6,982	21,020	16,268
Total operating expenses	$55,074	$40,879	$108,422	$81,576

Operating (loss) income	$(5,599)	$8,221	$(7,545)	$12,608
Financial income, net	38,466	496	94,866	862
Income before tax	32,867	8,717	87,321	13,470
Tax (income) expense	(330)	921	(1,314)	2,084
Net income	$33,197	$7,796	$88,635	$11,386

Earnings per share:
Basic	$0.18	$0.03	$0.47	$0.03
Diluted	$0.17	$0.02	$0.44	$0.02

Weighted average shares outstanding:
Basic	181,907,435	125,404,745	181,217,005	125,106,697
Diluted	192,133,157	125,404,745	194,355,966	125,106,697

Other comprehensive income:
Unrealized (loss) gain on hedging transactions	(1,757)	120	(2,907)	(1,266)
Unrealized loss on Marketable securities	(237)	—	(286)	—
Currency translation adjustments	410	(407)	812	55
Total other comprehensive loss, net of tax	(1,584)	(287)	(2,381)	(1,211)
Total other comprehensive income	$31,613	$7,509	$86,254	$10,175

Cellebrite DI Ltd.
Condensed Consolidated Statements of Cash Flow
(U.S Dollars in thousands, except share and per share data)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2022	2021	2022	2021
	Unaudited	Unaudited	Unaudited	Unaudited
Cash flow from operating activities:

Net income	$33,197	$7,796	$88,635	$11,386
Adjustments to reconcile net income to net cash provided by operating activities:
Share based compensation and RSU's	3,605	1,703	6,463	3,402
Amortization of premium, discount and accrued interest on marketable securities	(55)	—	(38)	—
Depreciation and amortization	2,257	1,699	4,369	3,180
Interest income from short term deposits (*)	(137)	(148)	(199)	(489)
Deferred income taxes	(918)	134	(1,842)	(569)
Remeasurement of derivative warrants	(13,938)	—	(31,021)	—
Remeasurement of Restricted Sponsor Shares liability	(8,606)	—	(22,112)	—
Remeasurement of Price Adjustment Shares liability	(15,847)	—	(41,606)	—
(Increase) decrease in trade receivables	(7,765)	7,472	(750)	13,709
Increase (decrease) in deferred revenue	7,858	(3,940)	1,942	(2,692)
Decrease (increase) in other non-current assets	166	(2,559)	133	(4,308)
Decrease (Increase) in prepaid expenses and other current assets	180	(3,149)	930	(5,158)
(Increase) decrease in inventories	(274)	15	(1,621)	(123)
Decrease in trade payables	(5,421)	(235)	(5,773)	(294)
Increase (decrease) in other accounts payable and accrued expenses	1,922	4,954	(9,163)	(4,570)
(Decrease) increase in other long-term liabilities	(297)	200	(2,957)	344
Net cash (used in) provided by operating activities	(4,073)	13,942	(14,610)	13,818

Cash flows from investing activities:

Purchases of property and equipment	(1,571)	(1,546)	(3,876)	(2,854)
Investment in marketable securities	(33,913)	—	(63,189)	—
Proceed from marketable securities	5,172	—	5,172	—
Assets acquisition	—	(3,000)	—	(3,000)
Short term deposits, net (*)	(784)	21,720	17,397	29,569
Net cash (used in) provided by investing activities	(31,096)	17,174	(44,496)	23,715

Cash flows from financing activities:

Exercise of options to shares	1,060	187	4,687	187
Net cash provided by financing activities	1,060	187	4,687	187

Net (decrease) increase in cash and cash equivalents	(34,109)	31,303	(54,419)	37,720
Net effect of Currency Translation on cash and cash equivalents	(2,429)	125	(2,373)	(173)
Cash and cash equivalents at beginning of period	125,719	139,965	145,973	133,846
Cash and cash equivalents at end of period	$89,181	$171,393	$89,181	$171,393
Supplemental cash flow information:
Income taxes paid	2,602	2,254	3,889	5,661
Non-cash activities
Purchase of property and equipment	88	19	221	184

*) Reclassification

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